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                                   EXHIBIT 11

                EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

         Adjusted net earnings and adjusted number of common shares used in the computation of net earnings per common share were determined as follows :

                                     Three Months Ended August 2, 1996      Nine Months Ended August 2, 1996
                                     ---------------------------------      --------------------------------
                                                             Full                                  Full
ADJUSTED NET EARNINGS                   Primary          Dilution (1)         Primary          Dilution (1)
                                     -------------       -------------      ------------       -------------

Net loss                              $ (3,288,796)      $ (3,288,796)      $(13,775,133)      $(13,775,133)

Add : reduction in interest
         expense, net of
         income taxes                         --                 --                 --                 --
                                      ------------       ------------       ------------       ------------

Adjusted net loss                     $ (3,288,796)      $ (3,288,796)      $(13,775,133)      $(13,775,133)
                                      ============       ============       ============       ============



ADJUSTED NUMBER OF COMMON SHARES

Weighted Average Common Shares
         Outstanding                     6,764,834          6,764,834          6,740,396          6,740,396

Incremental shares for assumed
         exercise of outstanding
         stock options and warrants         11,968             11,968             32,020             32,030
                                      ------------       ------------       ------------       ------------

Adjusted number of common shares         6,776,802          6,776,802          6,772,416          6,772,426
                                      ============       ============       ============       ============

Net loss per common share             $      (0.49)      $      (0.49)      $      (2.03)      $      (2.03)
                                      ============       ============       ============       ============


         NOTE (1): These calculations are submitted in accordance with Regulation S-K Item 601(b)(11) although the calculations are not required pursuant to Paragraph 40 of APB Opinion No. 15 because the effects are less than 3%.